Exhibit 99.01

Planet Payment Announces Third Quarter 2013 Results

Reaffirms 2013 Annual Guidance

Service Launches in Mexico

LONG BEACH, N.Y., November 12, 2013 — Planet Payment, Inc. (NASDAQ:PLPM) (LSE:AIM:PPT), a leading provider of international payment and transaction processing and multi-currency processing services, announced today its results for the third quarter ended September 30, 2013.

Financial Highlights for the Quarter Ended September 30, 2013

•                  Net revenue for the period increased approximately 6% to $10.5 million compared to $9.9 million in the third quarter of 2012.

•                  Consolidated gross billings was $26.6 million compared to $26.3 million in the third quarter of 2012. (See Table 3 for explanation of this metric).

•                  Gross foreign currency mark-up was $22.7 million compared to $22.9 million in the third quarter of 2012. (See Table 3 for explanation of this metric).

•                  Processing services revenue increased 16% to $3.9 million compared to $3.4 million in the third quarter of 2012.

•                  Net loss for the period was $0.8 million compared to a net loss of $4.0 million in the third quarter of 2012. Included in the third quarter of 2012 were $2.6 million of IPO costs which were expensed.

•                  Adjusted EBITDA for the period was $0.2 million compared to a loss of $0.4 million in the third quarter of 2012. (See Table 1 for reconciliation of net income to Adjusted EBITDA).

Operational Highlights for the Quarter Ended September 30, 2013

•                  Total active merchant locations increased by 22% to approximately 46,000 (See Table 3 for explanation of this metric).

•                  Total settled dollar volume processed increased 13% to $1.7 billion and total settled transactions processed increased 28% to 15.2 million. (See Table 3 for explanation of these metrics).

•                  Launched Visa’s service for Grupo Bimbo and Blue Label Telecom in Mexico targeting 150,000 merchant locations for processing of payment card and non-financial transactions on the same terminal.

•                  Launched Pay In Your Currency service with Banorte in Mexico.

•                  Signed direct acquiring agreements with Discover and UnionPay International and became a member of UnionPay International.

•                  Agreed to launch Shop In Your Currency multicurrency e-commerce services with Cardworks Acquiring and ProPay.

“Our results this Quarter reflect the trends that we highlighted earlier in the year,” said Philip Beck, Chairman and CEO of Planet Payment.  “We are seeing positive secular trends including the shift from cash to electronic payments — particularly in emerging markets which remain a strategic focus of the Company.  In particular, we are pleased that Visa has broadened our previously announced strategic relationship for emerging markets to assist them in expanding electronic payments in Mexico.  Our processing services are enabling merchants to accept financial and non-financial transactions such as pre-paid airtime for mobile phones from a single device.  Additionally, new customers and initiatives in the United States, Mexico and Indonesia should result in further adoption of our Pay in Your Currency and Shop in Your Currency solutions and drive increased multi-currency processing volumes.  These efforts, and other initiatives, including Brazil, represent a solid pipeline of new merchant and ATM locations offering our services which positions Planet Payment for growth in 2014.”

Outlook for Fiscal Year 2013

The Company continues to expect the following for fiscal year 2013:

•                  Net revenue estimated to be in the range of $48.0 million to $50.0 million.

•                  Net income estimated to be in the range of $1.0 million to $2.9 million.

•                  Adjusted EBITDA estimated to be in the range of $5.4 million to $7.4 million. (See Table 2 for reconciliation of prospective net income to Adjusted EBITDA).

•                  Fully diluted earnings per share estimated to be in the range of $0.02 to $0.05 based upon 56.0 million fully diluted common shares outstanding.

Conference Call

The Company will host a conference call to discuss third quarter 2013 financial results today at 5:00 pm New York time.  Philip Beck, Chairman and Chief Executive Officer, and Robert Cox, Chief Financial Officer will host the call.  The call will be webcast live from the Company’s investor relations website at http://ir.planetpayment.com/.  The conference call can also be accessed live over the phone by dialing (877) 705-6003, or for international callers (201) 493-6725.  A replay will be available approximately two hours after the call concludes and can be accessed on our website or by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering the conference ID 10000267.  The replay will be available until our next earnings call on our website or via telephone until Tuesday, November 19, 2013.

Additional analysis of the Company’s performance can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Quarterly Report on Form 10-Q to be filed at www.sec.gov and posted on the Company’s investor relations website.

Notice Regarding Forward-Looking Statements.

Information contained in this announcement may include ‘forward-looking statements’. All statements other than statements of historical facts included herein, including, without limitation, those set forth in “Outlook for Fiscal Year 2013” and those regarding the financial position, business strategy, plans, trends, and objectives of management for future operations of both Planet Payment and its business partners, financial growth, estimated net revenue, net income, Adjusted EBITDA, diluted earnings per share, estimated fully diluted common shares outstanding, future service launches with customers in existing and new markets and new initiatives and customer pipeline are forward-looking statements.  Such forward-looking statements are based on a number of assumptions regarding Planet Payment’s present and future business strategies, and the environment in which Planet Payment expects to operate in future, which assumptions may or may not be fulfilled in practice. Implementation of some or all of the new services referred to is subject to regulatory or other third party approvals.  Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of the service by processors, acquirers, merchants and others may take longer than anticipated, or may not occur at all, regulatory changes and changes in card association regulations and practices, changes in domestic and international economic conditions and changes in volume of international travel and commerce and others. Additional risks may arise, with respect to commencing operations in new countries and regions, of which Planet Payment is not fully aware at this time. See the Company’s Quarterly Report on Form 10-Q, filed at www.sec.gov for other risk factors which investors should consider.  These forward-looking statements speak only as to the date of this announcement and cannot be relied upon as a guide to future performance. Planet Payment expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this announcement to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

About Planet Payment

Planet Payment is a leading provider of international payment processing and transaction multi-currency processing services. We provide our services in 22 countries and territories across the Asia Pacific region, North America, the Middle East, Africa and Europe, primarily through our more than 60 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services are integrated within the payment card transaction flow enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For up-to-date information follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Contacts:

Planet Payment, Inc. Robert Cox (CFO)	Tel: + 1 516 670 3200 www.planetpayment.com

Redleaf Polhill (UK PR for Planet Payment) Emma Kane / Rebecca Sanders-Hewett / David Ison	Tel: +44 207 382 4730 planet@redleafpr.com

ICR (USA IR for Planet Payment) Don Duffy / Dara Dierks	Tel: +1 646-277-1212

Canaccord Genuity Ltd (Nomad for Planet Payment)
Simon Bridges / Andrew Chubb	Tel: +44 20 7523 8000

Non-GAAP Financial Information

The Company provides certain non-GAAP financial measures in this announcement.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation.  These non-GAAP key business indicators, which include Adjusted EBITDA, should not be considered replacements for and should be read in conjunction with the GAAP financial measures.

We define Adjusted EBITDA as GAAP net income (loss) adjusted to exclude: (1) interest expense, (2) interest income, (3) provision (benefit) for income taxes, (4) depreciation and amortization, (5) stock-based expense from options and warrants and (6) certain other items management believes affect the comparability of operating results. Please see “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Table 1: Reconciliation of Historical Net Loss to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
ADJUSTED EBITDA:
Net loss	$(808,554)	$(3,961,815)	$(131,947)	$(4,333,290)
Interest expense	21,394	14,163	50,305	42,738
Interest income	(278)	(513)	(802)	(926)
(Benefit) provision for income taxes	(33,617)	(17,076)	34,950	213,622
Depreciation and amortization	718,116	744,602	2,123,152	2,052,063
Expensing of deferred IPO costs	—	2,578,770	—	2,578,770
Stock-based expense	315,968	284,071	864,924	824,468
Acquisition deal costs	—	323	—	122,078
Adjusted EBITDA (non-GAAP)	$213,029	$(357,475)	$2,940,582	$1,499,523

Table 2. Reconciliation of Prospective Net Income to Adjusted EBITDA

For the year ending December 31, 2013

	Range
	Millions
ADJUSTED EBITDA:

Net income	$1.0	$2.9
Interest expense	0.1	0.1
Interest income	0.0	0.0
Provision for income taxes	0.1	0.2
Depreciation and amortization	3.0	3.0
Stock-based expense	1.2	1.2
Adjusted EBITDA (non-GAAP)	$5.4	$7.4

Table 3. Explanation of Key Metrics

The following is a table consisting of non-GAAP financial measures and certain other business statistics that management monitors:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
KEY METRICS:
Consolidated gross billings(1)	$26,598,328	$26,252,591	$89,507,161	$83,908,056
Total settled dollar volume processed(2)	$1,693,086,504	$1,496,207,922	$5,124,389,640	$4,366,239,448
Adjusted EBITDA (non-GAAP)(3)	$213,029	$(357,475)	$2,940,582	$1,499,523
Capitalized expenditures	$526,480	$453,325	$2,605,697	$1,387,970
Total active merchant locations (at period end)(4)	46,272	37,806	46,272	37,806
Total settled transactions processed(5)	$15,154,838	$11,826,465	$43,215,992	$33,259,175
Multi-currency processing services key metrics:
Active merchant locations (at period end)(4)	24,106	20,451	24,106	20,451
Settled transactions processed(6)	2,983,102	2,838,374	9,042,446	8,659,071
Gross foreign currency mark-up(7)	$22,684,621	$22,879,097	$77,020,644	$73,099,273
Settled dollar volume processed(8)	$560,228,417	$571,880,110	$1,895,901,344	$1,881,188,121
Average net mark-up percentage on settled dollar volume processed(9)	1.17%	1.15%	1.15%	1.11%
Payment processing services key metrics:
Active merchant locations (at period end)(4)	22,189	17,369	22,189	17,369
Payment processing services revenue(10)	$3,913,707	$3,373,494	$12,486,517	$10,808,783
Settled transactions processed(11)	12,171,736	8,988,091	34,173,546	24,600,104
Settled dollar volume processed(12)	$1,132,858,087	$924,327,812	$3,228,488,296	$2,485,051,327

(1)                                 Represents gross foreign currency mark-up (see footnote 7) plus payment processing services revenue (see footnote 10).

(2)                                 Represents total settled dollar volume processed through both our multi-currency and payment processing services.

(3)                                 We define Adjusted EBITDA as GAAP net income (loss) adjusted to exclude (1) interest expense, (2) interest income, (3) provision (benefit) for income taxes, (4) depreciation and amortization, (5) stock-based expense from options and warrants and (6) certain other items management believes affect the comparability of operating results. Please see “—Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

(4)                                 We consider a merchant location to be active as of a date if the merchant completed at least one revenue-generating transaction at the location during the 90-day period ending on such date. The total number of active merchant locations exceeds the total number of merchants, as merchants may have multiple locations. As of September 30, 2013 and 2012, there were 23 and 14 active merchant locations, respectively, included in both multi-currency and payment processing active merchant locations but are not included in total active merchant locations, in order to eliminate counting these locations twice.

(5)                                 Represents total settled transactions (excluding other transaction types such as authorizations, rate look-ups and non-financial transactions).

(6)                                 Represents settled transactions processed using our multi-currency processing services (excluding other transaction types such as authorizations, rate look-ups and non-financial transactions).

(7)                                 Represents the gross foreign currency mark-up amount on settled dollar volume processed using our multi-currency processing services. Gross foreign currency mark-up represents multi-currency processing services net revenue plus amounts paid to acquiring banks and their merchants associated with such multi-currency processing transactions. Management believes this metric is relevant because it provides the reader an indication of the gross mark-up derived from multi-currency transactions processed through our platform during a given period.

(8)                                 Represents the total settled dollar volume processed using our multi-currency processing services.

(9)                                 Represents the average net foreign currency mark-up percentage earned on settled dollar volume processed using our multi-currency processing services. The average net mark-up percentage on settled dollar volume processed is calculated by taking the reported total multi-currency processing services net revenue ($6.6 million for the three months ended both September 30, 2013 and 2012, and $21.8 million and $20.9 million for the nine months ended September 30, 2013 and 2012, respectively) and dividing by settled dollar volume processed (see footnote 8).

(10)                          Represents revenue earned and reported on payment processing services.

(11)                          Represents settled transactions processed using our payment processing services (excluding other transaction types such as authorizations and rate look-ups).

(12)                          Represents the total settled dollar volume processed using our payment processing services.

Planet Payment, Inc. Condensed Consolidated Balance Sheets

	As of September 30,	As of December 31,
	2013	2012
	(unaudited)
Current assets:
Cash and cash equivalents	$4,715,206	$6,002,457
Restricted cash	2,773,485	2,517,616
Accounts receivable, net of allowances of $0.2 million as of September 30, 2013 and $1.5 million as of December 31, 2012	6,419,717	5,585,815
Prepaid expenses and other assets	1,975,654	2,395,137
Total current assets	15,884,062	16,501,025
Other assets:
Restricted cash	429,360	669,406
Property and equipment, net	2,124,950	1,396,154
Software development costs, net	5,026,711	4,776,320
Intangible assets, net	2,890,315	3,289,590
Goodwill	355,673	347,599
Security deposits and other assets	1,207,737	338,408
Total other assets	12,034,746	10,817,477
Total assets	$27,918,808	$27,318,502
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,215,656	$889,118
Accrued expenses	3,314,284	5,298,789
Due to merchants	2,351,156	2,546,140
Current portion of capital leases liability	442,657	337,588
Total current liabilities	7,323,753	9,071,635
Long-term liabilities:
Long-term portion of capital leases liability and deferred income	1,407,690	364,010
Total long-term liabilities	1,407,690	364,010
Total liabilities	8,731,443	9,435,645
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock— 10,000,000 shares authorized as of September 30, 2013 and December 31, 2012, $0.01 par value: Series A— 2,243,750 issued and outstanding as of September 30, 2013 and December 31, 2012; $8,975,000 aggregate liquidation preference	22,438	22,438
Common stock—250,000,000 shares authorized as of September 30, 2013 and December 31, 2012, $0.01 par value, and 54,570,679 and 53,658,857 issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	545,707	536,589
Additional paid-in capital	100,578,442	99,199,149
Accumulated other comprehensive gain	85,969	37,925
Accumulated deficit	(82,045,191)	(81,913,244)
Total stockholders’ equity	19,187,365	17,882,857
Total liabilities and stockholders’ equity	$27,918,808	$27,318,502

The accompanying notes are an integral part of these financial statements

Planet Payment, Inc. Condensed Consolidated Statements of Operations (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenue:
Net revenue	$10,472,912	$9,925,137	$34,323,638	$31,723,111
Operating expenses:
Cost of revenue:
Payment processing services fees	2,742,520	2,724,030	8,293,744	7,941,869
Processing and service costs	3,230,876	2,936,471	9,585,178	8,309,890
Total cost of revenue	5,973,396	5,660,501	17,878,922	16,251,759
Selling, general and administrative expenses	5,320,571	8,229,877	16,492,210	19,549,208
Total operating expenses	11,293,967	13,890,378	34,371,132	35,800,967
Loss from operations	(821,055)	(3,965,241)	(47,494)	(4,077,856)
Other (expense) income:
Interest expense	(21,394)	(14,163)	(50,305)	(42,738)
Interest income	278	513	802	926
Total other expense, net	(21,116)	(13,650)	(49,503)	(41,812)
Loss before benefit (provision) for income taxes	(842,171)	(3,978,891)	(96,997)	(4,119,668)
Benefit (provision) for income taxes	33,617	17,076	(34,950)	(213,622)
Net loss	$(808,554)	$(3,961,815)	$(131,947)	$(4,333,290)
Basic net loss per share applicable to common stockholders	$(0.02)	$(0.08)	$(0.00)	$(0.08)
Diluted net loss per share applicable to common stockholders	$(0.02)	$(0.08)	$(0.00)	$(0.08)
Weighted average common stock outstanding (basic)	53,051,626	52,366,739	52,888,734	52,062,429
Weighted average common stock outstanding (diluted)	53,051,626	52,366,739	52,888,734	52,062,429

The accompanying notes are an integral part of these financial statements

Planet Payment, Inc. Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine months ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(131,947)	$(4,333,290)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock option expense	864,924	824,468
Depreciation and amortization expense	2,123,152	2,052,063
Provision for doubtful accounts	259,443	85,052
Expensing deferred IPO costs	—	2,346,210
Deferred tax liability	—	(66,009)
Loss on disposal of equipment	4,979	—
Gain on insurance settlement	(301,281)	—
Changes in operating assets and liabilities, net of effects of acquisition
Increase in settlement assets	(5,869)	(358,033)
(Increase) decrease in accounts receivables, prepaid expenses and other current assets	(1,038,277)	544,110
Increase in security deposits and other assets	(604,914)	(8,066)
Decrease in accounts payable, accrued expenses and other long-term liabilities	(777,209)	(250,142)
(Decrease) increase in due to merchants	(194,984)	245,047
Other	(22,082)	(17,226)
Net cash provided by operating activities	175,935	1,064,184
Cash flows from investing activities:
Insurance proceeds	401,281	—
(Increase) decrease in restricted cash	(9,954)	9,984
Purchase of property and equipment	(761,372)	(189,685)
Capitalized software development	(1,132,921)	(1,037,742)
Purchase of intangible assets	(99,107)	(75,490)
Cash paid for business combination, net of cash acquired	—	(1,577,829)
Net cash used in investing activities	(1,602,073)	(2,870,762)
Cash flows from financing activities:
Proceeds from the exercise of stock options and warrants	483,184	67,680
Principal payments on capital lease obligations	(344,297)	(258,584)
Payment of IPO costs	—	(354,531)
Net cash provided by (used in) financing activities	138,887	(545,435)
Effect of exchange rate changes on cash and cash equivalents(*)	—	—
Net decrease in cash and cash equivalents	(1,287,251)	(2,352,013)
Beginning of period	6,002,457	7,671,963
End of period	$4,715,206	$5,319,950
Supplemental disclosure:
Cash paid for:
Interest	$48,431	$41,804
Income taxes	294,687	304,989
Non-cash investing and financing activities:
Assets acquired under capital leases	$561,469	$550,878
Common stock issued for BPS acquisition	—	1,596,862
Accrued capitalized hardware, software and fixed assets	50,828	85,053
Capitalized stock-based compensation	40,303	—

(*)                                 For the nine months ended September 30, 2013 and 2012, the effect of exchange rate changes on cash and cash equivalents was inconsequential.

The accompanying notes are an integral part of these financial statements

Notes to Condensed Consolidated Financial Statements (unaudited)

1. Business description and basis of presentation

Business description

Planet Payment, Inc. together with its wholly owned subsidiaries (“Planet Payment,” the “Company,” “we,” or “our”) is a provider of international payment and transaction processing and multi-currency processing services. The Company provides its services to approximately 46,000 active merchant locations in more than 20 countries and territories across the Asia Pacific region, North America, the Middle East, Africa and Europe, primarily through its acquiring bank and processor customers, as well as through its own direct sales force. The Company’s point-of-sale, e-commerce and ATM services are integrated within the payment card transaction flow and enable its acquiring customers to process and reconcile payment transactions in multiple currencies, geographies and channels. The Company is a registered third party processor with the major card associations and operates in accordance with industry standards, including the Payment Card Industry, or PCI, Security Council’s Data Security Standards.

Company structure

Planet Payment was incorporated in the State of Delaware on October 12, 1999 as Planet Group Inc. and changed its name to Planet Payment, Inc. on June 18, 2007.

Since March 20, 2006, shares of the Company’s common stock have traded on the Alternative Investment Market of the London Stock Exchange, or AIM, under the symbol “PPT”.  From March 2006 until June 2013 shares of our common stock were also traded on AIM under the symbol “PPTR.” From November 19, 2008 until December 14, 2012, shares of our common stock were traded on the OTCQX under the symbol “PLPM.” On December 17, 2012 shares of our common stock began trading on NASDAQ under the symbol “PLPM.”

Basis of presentation

The condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The accompanying condensed consolidated financial statements include the accounts of Planet Payment, Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Unaudited consolidated interim financial information

The accompanying unaudited condensed consolidated interim financial statements as of September 30, 2013 and for the periods ended September 30, 2013 and 2012 have been prepared on the same basis as the annual consolidated financial statements. In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments, which are normal and recurring, necessary for a fair presentation of the statement of operations, financial position and cash flows. The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Operating results for the interim periods ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.  The December 31, 2012 balance sheet information has been derived from the audited financial statements at that date. Certain information and disclosures normally included in annual consolidated financial statements have been omitted pursuant to the rules and regulation of the Securities and Exchange Commission, or SEC.